Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow
Jones, Investor Relations Service

July 22, 2010	Traded: NASDAQ	Symbol: UBSH

UNION FIRST MARKET BANKSHARES CORPORATION REPORTS EARNINGS

FOR IMMEDIATE RELEASE (Richmond, Virginia) — Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) is pleased to report net income of $8.7 million for the quarter ended June 30, 2010, an increase of $7.8 million from the same quarter a year ago. The increase in net income largely relates to improvements in the net interest margin and the provision for loan losses, as well as the addition of the operations of the former First Market Bank for the period since the combination. Net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, was $8.2 million for the current quarter compared to $91 thousand for the same quarter last year. This represented an increase in earnings per share, on a diluted basis, of $0.31, to $0.32 from $0.01.

The reported net income of $8.7 million for the quarter ended June 30, 2010 represented an increase of $7.0 million from the quarter ended March 31, 2010. The increase was largely attributable to a reduction in nonrecurring acquisition costs and improvements in the net interest margin and the provision for loan losses, in addition to the operations of the former First Market Bank.

Select highlights:

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On February 1, 2010 (“Acquisition Date”), the Company completed the acquisition of First Market Bank (“FMB”) and, on March 22, 2010, combined FMB with the Company’s largest subsidiary, Union Bank and Trust Company to form Union First Market Bank. Income and expenses for the quarters ended June 30, 2010 and March 31, 2010 include the operations of the former FMB for three and two months, respectively.

•	Net interest income improved $20.9 million over the same quarter a year ago and $5.4 million over the most recent quarter largely due to additional earning assets from the FMB acquisition.

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Net interest margin increased to 4.65% from 4.59% in the most recent quarter, principally due to improvement in the cost of funds, and increased from 3.30% a year ago, largely due to improvement in the cost of funds and accretion of fair value market adjustments from acquisition accounting.

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The core net interest margin, excluding the impact of acquisition accounting, improved to 4.23% for the quarter ended June 30, 2010 from 3.30% a year ago and was unchanged from 4.23% in the prior quarter.

•	Provision for loan losses declined $1.1 million from the most recent quarter.

•	Mortgage segment net income of $796 thousand increased $217 thousand compared to the most recent quarter.

•

Nonrecurring costs of $7.7 million during the current year ($843 thousand for the second quarter) related to acquisition costs, such as systems conversion, integration of operations, accounting and legal fees and the introduction of the former FMB customers to the Company’s products and services.

•	Total past due loans as a percentage of loans declined to 1.79% in the second quarter from 1.90% in the most recent quarter.

The reported net income of $10.4 million for the six months ended June 30, 2010, represented an increase of $7.7 million from the same period a year ago. The increase was largely attributable to five months of additional interest earning assets related to the acquisition of FMB and improvement in the net interest margin, partially offset by nonrecurring acquisition costs.

“The results of the second quarter are satisfying considering the still soft economy and the impacts of our recent merger,” said G. William Beale, CEO of Union First Market Bankshares Corporation. “The second quarter net income, which includes the final significant one-time expenses related to the merger, reflects substantial earnings momentum for Union First Market. When the economy recovers, we should expect increased loan demand and improved credit quality to contribute to improved earnings performance.”

During the second quarter, the Company incurred additional costs (albeit at a lesser pace than the first quarter) related to the acquisition of FMB. Such costs may include legal and accounting fees and expenses associated with lease and contract terminations, systems conversion, integration of operations, and employee severances, which have been expensed as incurred. Current quarter acquisition costs were $843 thousand. Total inception-to-date costs incurred through June 30, 2010 were $9.2 million. Total acquisition costs initially were estimated to be approximately $10.8 million and are not expected to exceed that level.

As a supplement to generally accepted accounting principles (“GAAP”), the Company also reports certain alternate financial metrics relative to its operating performance. Diluted earnings per share on a cash basis for the quarter ended June 30, 2010 were $0.39 as compared to $0.09 for the same quarter a year ago and $0.12 for the quarter ended March 31, 2010. Diluted earnings per share on a cash basis for the six months ended June 30, 2010 and 2009 were $0.52 and $0.24, respectively. Additionally, cash basis return on average tangible common equity for the quarter ended June 30, 2010 was 13.83% as compared to 3.29% in the prior year’s same quarter and 3.82% for the quarter ended March 31, 2010. Cash basis return on average tangible common equity for the six months ended June 30, 2010 and 2009 was 8.91% and 4.35%, respectively.

NET INTEREST INCOME

On a linked quarter basis, tax-equivalent net interest income increased $5.5 million, or 15.7%, to $40.6 million due principally to increased interest-earning assets related to the acquisition of FMB, the accretion of fair value adjustments from acquisition accounting and lower costs of interest-bearing liabilities. The tax-equivalent net interest margin increased 6 basis points to 4.65% from 4.59% in the prior quarter. The net interest margin increase was principally attributable to improvements in the cost of funds and increases in demand deposits. Average interest-earning assets and related interest income increased $398.4 million and $6.1 million, respectively. Average interest-bearing liabilities and related interest expense increased $295.8 million and $596.0 thousand, respectively. Costs of interest-bearing liabilities declined 8 basis points to 1.34% while yields on interest-earning assets declined 1 basis point to 5.77%. The improvement in the cost of funds was principally a result of lower costs related to certificates of deposits (higher rate certificates of deposit matured and new or renewed certificates priced at lower rates).

For the three months ended June 30, 2010, tax-equivalent net interest income increased $20.9 million, or 106.6%, to $40.6 million compared to the same period last year. This improvement was principally attributable to declines in costs of interest-bearing liabilities, as well as increased interest-earning assets related to the acquisition of FMB. The tax-equivalent net interest margin increased 135 basis points to 4.65% from 3.30% in the prior year. Average interest-earning assets and related interest income increased $1.1 billion and $17.4 million, respectively. Average interest-bearing liabilities increased $891.1 million with related interest expense declining $3.5 million. Costs of interest-bearing liabilities declined 129 basis points to 1.34% while yields on interest-earning assets increased 24 basis points to 5.77%. Improvements in the cost of funds were principally a result of declining costs on certificates of deposit and money market accounts, fair value adjustments from acquisition accounting and lower costs related to Federal Home Loan Bank of Atlanta (“FHLB”) borrowings.

For the six months ended June 30, 2010, tax-equivalent net interest income increased $37.4 million, or 97.7%, to $75.7 million compared to the same period last year. This improvement was principally attributable to declines in costs of interest-bearing liabilities as well as increased interest-earning assets related to the acquisition of FMB. The tax-equivalent net interest margin increased 134 basis points to 4.60% from 3.26% in the prior year. Average interest-earning assets and related interest income increased $937.6 million and $29.4 million, respectively. Average interest-bearing liabilities increased $757.1 million with related interest expense declining $8.0 million. Costs of interest-bearing liabilities declined 133 basis points to 1.37% while yields on interest-earning assets increased 19 basis points to 5.75%. The improvement in the cost of funds was principally a result of declining costs on certificates of deposit and money market accounts, fair value adjustments from acquisition accounting and lower costs related to FHLB borrowings.

During the quarter ended June 30, 2010 and since the Acquisition Date, the impact of acquisition accounting fair value adjustments on net interest income was $3.6 million and $6.4 million, respectively. If not for this impact, the net interest margin for the current quarter would have been 4.23%, unchanged from the most recent quarter and a 93 basis point improvement from the same quarter a year ago. The Company’s ability to maintain the net interest margin at current levels is largely dependent upon future interest rates, loan demand and deposit competition.

The acquired loan and investment security portfolios of FMB were marked-to-market with a fair value discount to market rates. The performing loan and investment security accretion of the discount was $2.1 million and $139.2 thousand, respectively, for the quarter ended June 30, 2010 and $3.5 million and $232.0 thousand, respectively, since acquisition. The accretion is recognized into interest income over the estimated remaining life of the loans and investment securities under an accelerated method. The Company also assumed FHLB borrowings, subordinated debt and certificates of deposit. The estimated fair value of these liabilities was also marked-to-market on acquisition date. FHLB borrowings were purchased at a premium to market rates and interest expense was reduced by $503.1 thousand and $911.5 thousand for the quarter ended June 30, 2010 and since acquisition, respectively. Subordinated debt was purchased at a discount to market rates and interest expense was increased by $122.3 thousand and $203.8 thousand for the quarter ended June 30, 2010 and since the acquisition, respectively. Certificates of deposit were purchased at a premium to market rates and interest expense was reduced by $1.0 million and $1.9 million for the quarter ended June 30, 2010 and since the acquisition, respectively. The related discount (or premium) to market is recorded as an increase (or decrease) to interest expense over the estimated lives of the liabilities.

ASSET QUALITY/LOAN LOSS PROVISION

During the quarter ended June 30, 2010, the Company continued to experience some deterioration in asset quality. While economic indicators suggest the recession has technically ended and there are signs of increased economic activity, there could be additional softening in asset quality in the near-term, with the magnitude depending upon the lagging impact on commercial real estate, residential acquisition and development loans, unemployment and the pace at which the local economy recovers. The risk and performance of the Company’s loan portfolio are reflective of the relatively stable markets in which it operates. The Company sees indications that the housing markets in Virginia are improving; however, the commercial real estate and residential acquisition and development markets may weaken further as pressure from the impact of the unemployment rate negatively affects both consumer spending and occupancy needs by employers. The Company’s loan portfolio has a significant concentration in real estate loans. Residential acquisition and development lending and builder/construction lending have been scaled back as housing activity across the Company’s markets has declined. While this softening negatively impacts delinquency and nonperforming asset levels, the collateralized nature of real estate loans serves to better protect the Company from losses.

Asset quality remains a primary concern of the Company. Necessary resources continue to be devoted to the ongoing review of the loan portfolio and the workouts of problem assets to minimize any losses to the Company. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjust the allowance for loan losses accordingly.

During the first quarter of 2010, the Company acquired the loan portfolio of FMB at a fair value discount of $30.0 million (the discount represents expected credit losses, comparison to market rates and liquidity adjustments). The performing loan portfolio fair value estimate was $960.7 million, and the impaired loan portfolio fair value estimate was $20.8 million. During the current quarter, the Company recognized $1.2 million in provision for loan losses related to the acquired portfolio.

Loans obtained in connection with the FMB acquisition have been accounted for in accordance with ASC 805, Business Combinations and/or ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”) if the loan experienced deterioration of credit quality at the time of acquisition. Both require that acquired loans be recorded at fair value and prohibit the carryover of the related allowance for loan losses. Determining the fair value of the acquired loans required estimating cash flows expected to be collected on the loans. Because ASC 310-30 loans (i.e. impaired loans) have been recorded at fair value, such loans are not classified as nonaccrual even though some payments may be contractually past due. The carrying amount of such loans was $17.4 million at June 30, 2010, or approximately 0.62% of total loans.

At June 30, 2010, nonperforming assets totaled $77.3 million, an increase of $13.9 million compared to March 31, 2010 and an increase of $25.0 million compared to the same period a year ago. The increase compared to the most recent quarter principally related to increases in nonaccrual loans of $10.6 million. These are related to stresses in the residential home builder market largely a result of the broader and extended economic slowdown. The increase in nonaccrual loans was principally within the residential real estate, land and commercial real estate loans. At June 30, 2010, the coverage ratio of the allowance for loan losses to nonperforming loans was 69.42%, declined compared to 78.80% a year earlier and down from 88.72% in the most recent quarter.

Nonperforming assets at June 30, 2010 included $48.9 million in nonperforming loans. This total includes residential real estate loans of $20.3 million, land loans of $12.1 million, commercial real estate loans of $10.6 million, commercial and industrial loans of $3.3 million, land development loans of $1.6 million and other loans totaling $1.0 million.

Additionally, nonperforming assets also included $28.4 million in other real estate owned. This total includes land development of $11.3 million, residential real estate of $8.6 million, land of $5.6 million, commercial real estate of $1.9 million and land held for development of bank branch sites of $1.0 million. Included in land development is $8.7 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course and undeveloped land. Foreclosed properties have been adjusted to their fair values at the time of each foreclosure and any losses have been taken as loan charge-offs against the allowance for loan losses. Other real estate owned asset valuations are also evaluated at least quarterly and any necessary write down to fair value is recorded as impairment.

For the quarter ended June 30, 2010, net charge-offs were $4.0 million, or 0.57% of loans on an annualized basis, compared to $1.5 million, or 0.21%, for the quarter ended March 31, 2010 and $2.9 million, or 0.63%, in the same quarter last year. Net charge-offs in the current quarter included construction loans of $2.6 million, commercial loans of $446 thousand, home equity loans of $389 thousand, consumer loans of $186 thousand and other loans of $379 thousand. At June 30, 2010, total past due loans were $50.5 million, or 1.79%, of total loans, an increase from 1.49% a year ago, but down from 1.90% at March 31, 2010.

The provision for loan losses for the quarter ended June 30, 2010 was $4.0 million, a decline of $1.0 million from the most recent quarter and a decrease of $900 thousand from the same quarter a year ago. The current levels of the allowance for loan losses reflect specific reserves related to nonperforming loans, changes in risk ratings on loans, net charge-off activity, loan growth, delinquency trends and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses. As noted above, in acquisition accounting there was no carryover of FMB’s previously established allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio, including net loans at fair value from the FMB acquisition, was 1.20% at June 30, 2010, 1.19% at March 31, 2010 and 1.58% at June 30, 2009. The reduction in the allowance for loan losses as a percentage of loans compared to the prior year is related to the elimination of FMB’s allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio, adjusted for acquired loans, was 1.76% at June 30, 2010.

The Company’s loan portfolio is comprised of $951.2 million, or 33.7%, of amortizing commercial real estate loans, of which approximately 44% is owner-occupied real estate and which typically carries a lower risk of loss. While there continues to be industry concerns over possible softening in the commercial real estate sector, the Company’s portfolio is not highly speculative or concentrated in large credits. In addition, $508.7 million of the loan portfolio is concentrated in real estate construction loans, including raw land, land development, residential lots, speculative and presold residential construction and commercial construction loans (both owner-occupied and non-owner occupied). Of this amount, $217.1 million, or 42.7%, represents land and lot loans; $122.0 million, or 24.0%, represents land development loans; $76.3 million, or 15.0%, represents speculative and presold residential construction loans: and $93.3 million, or 18.3%, is commercial construction. The Company’s real estate lending is conducted within its operating footprint in markets it understands and monitors.

NONINTEREST INCOME

On a linked quarter basis, noninterest income increased $2.4 million, or 24.3%, to $12.1 million from $9.7 million at March 31, 2010. The FMB acquisition is included in Company results for the five months since the Acquisition Date, including the full second quarter. Other service charges and account fees increased $821 thousand and include ATM and debit card income and brokerage commissions. Gains on the sale of loans in the mortgage segment increased $757 thousand and were driven by increased originations offset by increased loan loss related reserves and expenses. Other operating income increased $622 thousand and related to a non-recurring reduction of a property improvement liability, higher trust revenue and other income. Service charges on deposit accounts increased $210 thousand, primarily related to increased overdraft and returned check charges, checking account fees and ATM income.

For the three months ended June 30, 2010, noninterest income increased $2.8 million, or 30.4%, to $12.1 million from $9.3 million in the same period in 2009 and included the contribution of the FMB acquisition. Other service charges and fees increased $1.6 million, primarily due to increased debit card income, brokerage commissions and ATM income. Other operating income increased $810 thousand primarily related to trust revenue, bank owned life insurance investment income and other income. Account service charges increased $276 thousand, related to overdraft and returned check charges, checking account fees and fees on commercial and savings accounts. Gains on sales of other real estate owned increased $40 thousand and gains on sales of loans in the mortgage segment increased $65 thousand.

For the six months ended June 30, 2010, noninterest income increased $5.2 million, or 31.5%, to $21.8 million from $16.6 million in the same period in 2009 and included the contribution of the FMB acquisition for the five months since Acquisition Date. Other service charges and fees increased $2.5 million, primarily related to debit card income, ATM income and brokerage commissions. Gains on sales of loans in the mortgage segment increased $1.1 million due to the contribution of newer branches originating loans at favorable margins, adjustments to loan fee and pricing policies and volume related revenue incentives. Other operating income increased $1.0 million and primarily related to trust revenue, bank owned life insurance investment income and other income. Account service charges increased $451 thousand, related to increased overdraft and returned check charges and fees on commercial and savings accounts. Gains on sales of other real estate owned increased $98 thousand.

NONINTEREST EXPENSE

On a linked quarter basis, noninterest expense decreased $1.7 million, or 4.5%, to $35.1 million from $36.8 million for the three months ended June 30, 2010. The FMB acquisition is included in Company results for the five months since the Acquisition Date, including the full second quarter. Other operating expenses decreased $4.3 million. Acquisition costs declined by $6.0 million as the majority of these expenses were recognized in the first quarter of 2010. This was partially offset by higher amortization on acquired deposit intangible assets of $516 thousand and higher ATM processing fees related to increased transaction volume. Other operating expenses also included higher operating expenses of $580 thousand primarily related to the acquisition, higher professional fees of $172 related to continuing problem loan work outs, foreclosure activity and underwriting fees in the mortgage segment. Also, included in other operating expenses were increased marketing and advertising costs of $167 thousand related to television and print brand awareness campaigns for Union First Market Bank. Salaries and benefits expense increased $2.0 million, primarily related to the acquisition and related salaries expense of $1.6 million, higher profit sharing expense of $221 thousand related to improving profitability, and higher commissions of $393 thousand in the mortgage segment due to origination volume. Furniture and equipment expenses increased $379 thousand due to higher depreciation and amortization expense related to acquired fixed assets and equipment service contracts. Occupancy costs increased $236 thousand, primarily related to additional rental expense and operations of acquired branches. Excluding mortgage segment operations and acquisition related expenses in the first and second quarters, noninterest expense increased approximately $3.7 million, or 14.1%.

For the three months ended June 30, 2010, noninterest expense increased $12.8 million, or 57.3%, to $35.1 million from $22.4 million compared to the second quarter of 2009 and included the contribution of the FMB acquisition. Salaries and benefits increased $6.5 million and were primarily due to increased salaries expense of $4.0 million related to additional personnel as result of the acquisition, higher group insurance costs of $604 thousand due to higher current year premiums and additional personnel. Also contributing to the increase was higher profit sharing expense of $988 thousand due to improved profitability and higher incentive compensation costs of $421 thousand. Commissions in the mortgage segment increase $117 thousand, or 5.3%. Other operating expenses increased $4.5 million. Included in other operating expenses was higher amortization on acquired deposit intangible assets of $1.6 million, acquisition costs of $479 thousand and higher ATM processing fees of $230 thousand related to transaction volume. Other increases related to higher marketing and advertising expenses of $856 thousand as part of brand awareness campaigns for the combined bank as Union First Market Bank. In addition, expenses to maintain the Company’s portfolio of other real estate owned increased $356 thousand and legal and professional fees increased $241 thousand due to continuing problem loan work outs and foreclosure activity. Partially offsetting these increases in other operating expenses was a decrease in insurance expense of $856 thousand, primarily due to a nonrecurring FDIC special assessment of $1.2 million incurred in the second quarter of 2009. Occupancy expenses increased $1.1 million primarily related to additional rental expense and operations of acquired branches. Furniture and equipment expense increased $619 thousand due to higher depreciation and amortization expense related to acquired fixed assets and equipment service contracts.

For the six months ended June 30, 2010, noninterest expense increased $29.7 million, or 70.2%, to $71.9 million from $42.3 million for the six months ended June 30, 2010 and included the contribution of the FMB acquisition for five months since Acquisition Date. Other operating expenses increased $15.6 million. This increase included higher acquisition costs of $7.1 million and amortization on acquired deposit intangible assets of $2.6 million, higher marketing and advertising expenses of $1.8 million related to television and print brand awareness campaigns for Union First Market Bank and higher communications expenses of $1.2 million. In addition, loan expenses increased $814 thousand due to maintenance of the Company’s portfolio of other real estate owned and collection efforts on problem loans. Professional fees increased $498 thousand primarily related to higher legal fees for continuing problem loan work outs and foreclosure activity. These increases were offset by lower insurance expense of $191 thousand, a function of acquired deposits in the FMB acquisition and the nonrecurring FDIC special assessments incurred during the second quarter of 2009. Salaries and benefits expense increased $11.3 million primarily due to higher salaries expense of $7.2 million related principally to additional personnel from the FMB acquisition, higher group insurance costs of $942 thousand due to higher current year premiums and additional personnel, higher profit sharing expense of $1.6 million due to improved profitability and higher incentive compensation costs of $655 thousand. Commissions in the mortgage segment increased $626 thousand, or 16.6%. Occupancy costs increased $2.0 million and primarily related to additional rental expense and operations of acquired branches. Furniture and equipment expense increased $812 thousand due to higher depreciation and amortization expense related to acquired fixed assets and equipment service contracts.

BALANCE SHEET

At June 30, 2010, total cash and cash equivalents were $135.7 million, an increase of $5.2 million on a linked quarter basis, and $89.8 million and $55.4 million from December 31, 2009 and June 30, 2009, respectively. At June 30, 2010, net loans were $2.8 billion, a decrease of $30.5 million from the prior quarter. The Company’s mortgage segment increased loans held for sale by $24.1 million from the prior quarter. Net loans increased $942.0 million, or 51.1%, from December 31, 2009, and increased $943.8, or 51.2%, million compared to June 30, 2009. Both of these period increases were principally the result of the acquired loan portfolio of FMB, which totaled $981.5 million at acquisition. The Company’s mortgage segment increased loans held for sale by $20.4 million from December 31, 2009 and by $10.7 million from June 30, 2009. At June 30, 2010, total assets were $3.87 billion, an increase of $24.5 million compared to the first quarter. Total assets increased $1.3 billion from $2.59 billion and $1.3 billion from $2.62 billion at December 31, 2009 and June 30, 2009, respectively, driven principally by the acquisition of FMB.

Total deposits increased $23.5 million compared to the prior quarter. Total deposits increased $1.2 billion, or 61.5%, from December 31, 2009, and $1.1 billion, or 55.0%, from a year ago. Both of these period increases principally related to the acquired deposits of FMB, which totaled $1.2 billion. Total borrowings, including repurchase agreements, decreased $5.9 million on a linked quarter basis and $37.8 million from December 31, 2009. Total borrowings increased $5.7 million to $328.2 million at June 30, 2010 from the same period a year ago. The Company’s equity to assets ratio was 10.90% and 10.49% at June 30, 2010 and 2009, respectively. The Company’s tangible common equity to assets ratio was 7.89% and 6.00% at June 30, 2010 and 2009, respectively.

Management remains focused on maintaining strong levels of liquidity and capital during this challenging environment and believes its sound risk management practices in underwriting and lending will enable the Company to weather successfully this period of economic uncertainty.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment net income for the second quarter increased $217 thousand, or 37.5%, to $796 thousand from $579 thousand in the first quarter of 2010. Originations increased $55.1 million from $148.2 million to $203.3 million, or 37.2%, from the most recent quarter. Gains on the sales of loans increased $765 thousand, or 17.0%. Gains on the sale of loans were driven by increased originations offset by increased loan loss related reserves and expenses. Increased loan originations were stimulated by a low interest rate environment combined with the impending expiration of home buyer tax incentives and the usual seasonal housing market surge. Salary and benefit expenses increased $467 thousand primarily related to volume driven commission expenses. Occupancy expenses increased $37 thousand and furniture and equipment expenses increased $16 thousand. Other operating expenses increased $177 thousand, due primarily to higher underwriting fees and loan expenses, both related to origination volume.

For the three months ended June 30, 2010, the mortgage segment net income decreased $369 thousand, to $796 thousand, from $1.2 million for the same quarter in 2009. Originations decreased $15.1 million from $218.6 million to $203.4 million, or 6.9%, during the same period last year, yet gains on the sale of loans increased $74 thousand, or 1.4%. Gains on the sale of loans were driven by the contribution of newer branches originating loans at favorable margins and adjustments to loan fee and pricing policies. Noninterest expenses increased $771 thousand. Of this amount, salaries and benefits increased $398 thousand primarily related to additional branch office and corporate support personnel in addition to increased commissions as a result of the higher loan revenue. Other operating expenses increased $257 thousand principally due to increased underwriting costs related to loan origination volume and higher operating expenses including communications and office supplies for additional branch offices. Occupancy expenses increased $69 thousand principally due to rental expenses of new branch locations. Furniture and equipment expense increased $47 thousand, which included costs related to higher depreciation and equipment maintenance contracts.

For the six months ended June 30, 2010, the mortgage segment net income decreased $276 thousand, or 16.7%, to $1.4 million from $1.7 million in the same period of 2009. Originations decreased $22.6 million from $374.2 million to $351.6 million, or 6.0%, during the same period last year, yet gains on the sale of loans increased $1.1 million, or 12.9%. Gains on the sale of loans were driven by the contribution of newer branches originating loans at favorable margins, adjustments to loan fee and pricing policies and volume related revenue incentives. Noninterest expenses increased $1.7 million. Of this amount, salaries and benefits increased $1.1 million primarily related to increased commissions generated through higher loan revenue as well as additional branch office and corporate support personnel. Other operating expenses increased $392 thousand principally due to increased underwriting costs and loan expenses in addition to higher operating expenses including communications and office supplies for additional branch offices. Occupancy expenses increased $78 thousand principally due to rental expenses of new branch locations. Furniture and equipment expense increased $74 thousand, which included costs related to higher depreciation and equipment maintenance contracts.

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ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Union First Market Bankshares Corporation is the largest community banking organization based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union First Market Bank (77 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, James City, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland, York, and the cities of Richmond, Fredericksburg, Williamsburg, Newport News, Grafton, Charlottesville, Colonial Heights, and Roanoke); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); and Rappahannock National Bank (6 locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On June 30, 2010, the Company announced its decision to combine two of its community banks, Northern Neck State Bank and Rappahannock National Bank, into its largest bank affiliate, Union First Market Bank, on October 12, 2010.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Six Months Ended
	06/30/10	06/30/09	03/31/10	06/30/10	06/30/09
Results of Operations
Interest and dividend income	$49,322	$31,977	$43,318	$92,640	$63,341
Interest expense	9,755	13,273	9,158	18,913	26,923

Net interest income	39,567	18,704	34,160	73,727	36,418
Provision for loan losses	3,955	4,855	5,001	8,956	7,985

Net interest income after provision for loan losses	35,612	13,849	29,159	64,771	28,433
Noninterest income	12,101	9,278	9,739	21,840	16,611
Noninterest expenses	35,148	22,351	36,800	71,948	42,278

Income before income taxes	12,565	776	2,098	14,663	2,766
Income tax expense (benefit)	3,839	(177)	399	4,238	60

Net income	$8,726	$953	$1,699	$10,425	$2,706

Interest earned on loans (FTE)	$44,474	$28,042	$38,597	$83,070	$55,731
Interest earned on securities (FTE)	5,859	4,822	5,639	11,498	9,357
Interest earned on earning assets (FTE)	50,351	32,924	44,256	94,606	65,202
Net interest income (FTE)	40,596	19,651	35,097	75,693	38,279
Interest expense on certificates of deposit	5,780	7,968	5,422	11,201	16,403
Interest expense on interest-bearing deposits	7,837	10,787	7,264	15,100	21,892
Core deposit intangible amortization	1,938	481	1,454	3,392	962

Net income (loss) - community bank segment	$7,929	$(212)	$1,120	$9,049	$1,055
Net income - mortgage segment	796	1,165	579	1,375	1,651

Key Ratios
Return on average assets (ROA)	0.91%	0.15%	0.20%	0.58%	0.21%
Return on average equity (ROE)	8.41%	1.39%	1.77%	5.22%	1.98%
Efficiency ratio	68.03%	79.88%	83.83%	75.29%	79.73%
Efficiency ratio - community bank segment	66.76%	82.90%	84.33%	74.85%	81.27%
Net interest margin (FTE)	4.65%	3.30%	4.59%	4.60%	3.26%
Yields on earning assets (FTE)	5.77%	5.53%	5.78%	5.75%	5.56%
Cost of interest-bearing liabilities (FTE)	1.34%	2.63%	1.42%	1.37%	2.70%
Noninterest expense less noninterest income / average assets	2.40%	2.01%	3.19%	2.77%	2.00%

Per Share Data
Earnings per common share, basic	$0.32	$0.01	$0.06	$0.39	$0.07
Earnings per common share, diluted	0.32	0.01	0.06	0.39	0.07
Cash dividends paid per common share	0.06	0.06	0.06	0.12	0.18
Market value per share	12.26	14.97	15.10	12.26	14.97
Book value per common share	14.98	16.02	14.70	14.98	16.02
Tangible book value per common share	11.53	11.24	11.17	11.53	11.24
Price to earnings ratio, diluted	9.55	373.22	NM	15.59	106.05
Price to book value per common share ratio	0.82	0.93	1.03	0.82	0.93
Price to tangible common share ratio	1.06	1.33	1.35	1.06	1.33
Weighted average common shares outstanding, basic	25,871,588	13,575,807	23,197,145	24,541,754	13,569,332
Weighted average common shares outstanding, diluted	25,913,471	13,615,294	23,235,498	24,583,186	13,609,625
Common shares outstanding at end of period	25,933,516	13,604,601	25,928,956	25,933,516	13,604,601

Financial Condition
Assets	$3,874,199	$2,615,447	$3,849,699	$3,874,199	$2,615,447
Loans, net of unearned income	2,819,651	1,871,506	2,850,166	2,819,651	1,871,506
Earning Assets	3,530,648	2,386,503	3,505,679	3,530,648	2,386,503
Goodwill	57,567	56,474	57,567	57,567	56,474
Core deposit intangibles, net	30,698	8,652	32,636	30,698	8,652
Deposits	3,095,474	1,997,364	3,072,015	3,095,474	1,997,364
Stockholders’ equity	422,307	274,459	414,801	422,307	274,459
Tangible common equity	298,716	153,003	289,222	298,716	153,003

NM: not meaningful

	Three Months Ended			Six Months Ended
	06/30/10	06/30/09	03/31/10	06/30/10	06/30/09
Averages
Assets	$3,844,256	$2,613,999	$3,440,413	$3,643,289	$2,590,008
Loans, net of unearned income	2,825,183	1,871,142	2,515,652	2,671,272	1,870,455
Loans held for sale	59,854	51,522	44,607	52,273	45,146
Securities	548,447	380,350	498,096	523,410	358,654
Earning assets	3,502,398	2,390,428	3,103,964	3,304,121	2,366,549
Deposits	3,067,582	2,002,148	2,659,353	2,864,594	1,975,372
Certificates of deposit	1,338,334	964,952	1,172,423	1,255,836	975,652
Interest-bearing deposits	2,583,104	1,710,973	2,257,382	2,421,142	1,695,730
Borrowings	334,502	315,517	364,433	349,224	317,488
Interest-bearing liabilities	2,917,606	2,026,490	2,621,815	2,770,366	2,013,218
Stockholders’ equity	416,117	275,794	389,726	402,994	276,171
Tangible common equity	291,574	154,175	285,049	288,328	154,370

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$34,014	$27,704	$30,484	$30,484	$25,496
Add: Recoveries	374	208	1,042	1,416	274
Less: Charge-offs	4,387	3,128	2,513	6,900	4,116
Add: Provision for loan losses	3,955	4,855	5,001	8,956	7,985

Ending balance of allowance for loan losses	$33,956	$29,639	$34,014	$33,956	$29,639

Allowance for loan losses / total outstanding loans	1.20%	1.58%	1.19%	1.20%	1.58%
Allowance for loan losses / total outstanding loans, adjusted for acquired	1.76%	—	1.82%	1.76%	—
Nonperforming Assets
Nonaccrual loans	$48,911	$37,612	$38,337	$48,911	$37,612
Other real estate and foreclosed properties	28,394	14,662	25,082	28,394	14,662

Total nonperforming assets	77,305	52,274	63,419	77,305	52,274
Loans > 90 days and still accruing	18,560	12,944	8,985	18,560	12,944

Total nonperforming assets and loans > 90 days and still accruing	$95,865	$65,218	$72,404	$95,865	$65,218

Nonperforming assets / total outstanding loans	2.74%	2.79%	2.23%	2.74%	2.79%
Nonperforming assets / total assets	2.00%	2.00%	1.65%	2.00%	2.00%
Allowance for loan losses / nonperforming loans	69.42%	78.80%	88.72%	69.42%	78.80%
Allowance for loan losses / nonperforming assets	43.92%	56.70%	53.63%	43.92%	56.70%

Other Data
Mortgage loan originations	$203,463	$218,579	$148,195	$351,658	$374,131
% of originations that are refinances	23.07%	58.76%	39.08%	29.95%	62.99%
End of period full-time employees	964	662	970	964	662
Number of full-service branches	92	58	92	92	58
Number of community banks (subsidiaries)	3	3	3	3	3
Number of full automatic transaction machines (ATM’s)	172	148	171	172	148

Alternative Performance Measures
Cash basis earnings[1]
Net income	$8,726	$953	$1,699	$10,425	$2,706
Plus: Core deposit intangible amortization, net of tax	1,260	313	945	2,205	625
Plus: Trademark intangible amortization, net of tax	65	—	44	109	—

Cash basis operating earnings	$10,051	$1,266	$2,688	$12,739	$3,331

Average assets	$3,844,256	$2,613,999	$3,440,413	$3,643,289	$2,590,008
Less: Average trademark intangible	1,082	—	786	935	—
Less: Average goodwill	57,566	56,474	56,740	57,155	56,474
Less: Average core deposit intangibles	31,635	8,887	24,736	28,205	9,123

Average tangible assets	$3,753,973	$2,548,638	$3,358,151	$3,556,994	$2,524,411

Average equity	$416,117	$275,794	$389,726	$402,994	$276,171
Less: Average trademark intangible	1,082	—	786	935	—
Less: Average goodwill	57,566	56,474	56,740	57,155	56,474
Less: Average core deposit intangibles	31,635	8,887	24,736	28,205	9,123
Less: Average preferred equity	34,260	56,258	22,416	28,371	56,204

Average tangible common equity	$291,574	$154,175	$285,048	$288,328	$154,370

Cash basis earnings per share, diluted	$0.39	$0.09	$0.12	$0.52	$0.24
Cash basis return on average tangible assets	1.07%	0.20%	0.32%	0.72%	0.27%
Cash basis return on average tangible common equity	13.83%	3.29%	3.82%	8.91%	4.35%

(1)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	June 30, 2010	December 31, 2009	June 30, 2009
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$56,385	$38,725	$36,111
Interest-bearing deposits in other banks	77,375	4,106	41,242
Money market investments	177	127	123
Other interest-bearing deposits	1	2,598	2,598
Federal funds sold	1,796	355	303

Total cash and cash equivalents	135,734	45,911	80,377

Securities available for sale, at fair value	556,926	400,591	406,662

Loans held for sale	74,722	54,280	64,069

Loans, net of unearned income	2,819,651	1,874,224	1,871,506
Less allowance for loan losses	33,956	30,484	29,639

Net loans	2,785,695	1,843,740	1,841,867

Bank premises and equipment, net	92,010	78,722	78,787
Other real estate owned	28,394	22,509	14,663
Core deposit intangibles, net	30,698	7,690	8,652
Goodwill	57,567	56,474	56,474
Other assets	112,453	77,355	63,896

Total assets	$3,874,199	$2,587,272	$2,615,447

LIABILITIES
Noninterest-bearing demand deposits	$514,301	$294,222	$302,841
Interest-bearing deposits:
NOW accounts	352,060	215,327	200,431
Money market accounts	746,529	446,980	452,373
Savings accounts	151,050	102,852	101,145
Time deposits of $100,000 and over	589,213	407,894	453,336
Other time deposits	742,321	449,089	487,238

Total interest-bearing deposits	2,581,173	1,622,142	1,694,523

Total deposits	3,095,474	1,916,364	1,997,364

Securities sold under agreements to repurchase	77,829	50,550	57,202
Other short-term borrowings	35,000	115,201	65,000
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	155,082	140,000	140,000
Other liabilities	28,197	22,759	21,112

Total liabilities	3,451,892	2,305,184	2,340,988

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 500,000; issued and outstanding, 35,595 shares, no shares, 59,000 shares, respectively	35,595	—	58,874
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 25,933,516 shares, 18,419,567 shares, and 13,604,601 shares, respectively	34,451	24,462	18,103
Surplus	184,681	98,136	43,792
Retained earnings	161,726	155,047	153,947
Warrant	—	—	2,808
Discount on preferred stock	(1,302)	—	(2,544)
Accumulated other comprehensive income (loss)	7,156	4,443	(521)

Total stockholders’ equity	422,307	282,088	274,459

Total liabilities and stockholders’ equity	$3,874,199	$2,587,272	$2,615,447

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Interest and dividend income:
Interest and fees on loans	$44,269	$27,863	$82,663	$55,372
Interest on Federal funds sold	3	—	15	—
Interest on deposits in other banks	15	60	23	114
Interest and dividends on securities:
Taxable	3,503	2,630	7,042	5,066
Nontaxable	1,532	1,424	2,897	2,789

Total interest and dividend income	49,322	31,977	92,640	63,341

Interest expense:
Interest on deposits	7,837	10,787	15,100	21,892
Interest on Federal funds purchased	—	—	14	—
Interest on short-term borrowings	663	712	1,261	1,343
Interest on long-term borrowings	1,255	1,774	2,538	3,688

Total interest expense	9,755	13,273	18,913	26,923

Net interest income	39,567	18,704	73,727	36,418
Provision for loan losses	3,955	4,855	8,956	7,985

Net interest income after provision for loan losses	35,612	13,849	64,771	28,433

Noninterest income:
Service charges on deposit accounts	2,381	2,105	4,552	4,101
Other service charges, commissions and fees	3,136	1,496	5,451	2,915
Gains on securities transactions, net	5	13	24	14
Gains on sales of loans	5,248	5,183	9,739	8,635
Gains (losses) on sales of other real estate and bank premises, net	5	(35)	44	(54)
Other operating income	1,326	516	2,030	1,000

Total noninterest income	12,101	9,278	21,840	16,611

Noninterest expenses:
Salaries and benefits	17,403	10,872	32,818	21,547
Occupancy expenses	2,871	1,735	5,506	3,532
Furniture and equipment expenses	1,781	1,162	3,183	2,371
Other operating expenses	13,093	8,582	30,441	14,828

Total noninterest expenses	35,148	22,351	71,948	42,278

Income before income taxes	12,565	776	14,663	2,766
Income tax expense (benefit)	3,839	(177)	4,238	60

Net income	$8,726	$953	$10,425	$2,706
Dividends paid and accumulated on preferred stock	462	738	765	1,475
Accretion of discount on preferred stock	50	124	101	246

Net income available to common shareholders	$8,214	$91	$9,559	$985

Earnings per common share, basic	$0.32	$0.01	$0.39	$0.07

Earnings per common share, diluted	$0.32	$0.01	$0.39	$0.07

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months June 30,
	2010			2009			2008
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:

Securities:
Taxable	$408,964	$3,503	3.44%	$258,950	$2,630	4.07%	$177,859	$2,289	5.18%
Tax-exempt	139,483	2,356	6.77%	121,400	2,192	7.24%	109,375	1,959	7.20%

Total securities (2)	548,447	5,859	4.28%	380,350	4,822	5.08%	287,234	4,248	5.95%
Loans, net (3) (4)	2,825,183	43,757	6.21%	1,871,142	27,462	5.89%	1,794,443	29,408	6.59%
Loans held for sale	59,854	717	4.80%	51,522	580	4.52%	31,021	449	5.82%
Federal funds sold	7,666	3	0.19%	304	—	0.17%	240	1	2.16%
Money market investments	208	—	0.00%	104	—	0.00%	152	—	0.01%
Interest-bearing deposits in other banks	60,696	15	0.10%	84,408	60	0.29%	951	5	2.29%
Other interest-bearing deposits	344	—	0.00%	2,598	—	0.00%	2,598	16	2.42%

Total earning assets	3,502,398	50,351	5.77%	2,390,428	32,924	5.53%	2,116,639	34,127	6.48%

Allowance for loan losses	(34,158)			(28,249)			(20,746)
Total non-earning assets	376,016			251,820			249,805

Total assets	$3,844,256			$2,613,999			$2,345,698

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$360,760	206	0.23%	$203,276	86	0.17%	$228,009	362	0.64%
Money market savings	732,353	1,724	0.94%	442,436	2,636	2.39%	207,603	1,149	2.23%
Regular savings	151,657	127	0.34%	100,309	97	0.39%	103,047	140	0.54%
Certificates of deposit: (5)
$100,000 and over	664,418	3,033	1.83%	475,200	3,962	3.34%	439,298	4,348	3.98%
Under $100,000	673,916	2,747	1.63%	489,752	4,006	3.28%	483,611	4,677	3.89%

Total interest-bearing deposits	2,583,104	7,837	1.22%	1,710,973	10,787	2.53%	1,461,568	10,676	2.94%
Other borrowings (6)	334,502	1,918	2.30%	315,517	2,486	3.18%	372,073	2,804	3.03%

Total interest-bearing liabilities	2,917,606	9,755	1.34%	2,026,490	13,273	2.63%	1,833,641	13,480	2.96%

Noninterest-bearing liabilities:
Demand deposits	484,478			291,175			277,298
Other liabilities	26,055			20,540			19,536

Total liabilities	3,428,139			2,338,205			2,130,475
Stockholders’ equity	416,117			275,794			215,223

Total liabilities and stockholders’ equity	$3,844,256			$2,613,999			$2,345,698

Net interest income		$40,596			$19,651			$20,647

Interest rate spread (7)			4.43%			2.90%			3.52%
Interest expense as a percent of average earning assets			1.12%			2.23%			2.56%
Net interest margin			4.65%			3.30%			3.92%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $139 thousand in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $278 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $2.1 million in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $3.7 million.
(5)	Interest expense on certificates of deposits includes $1.0 million in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $1.2 million.
(6)	Interest expense on borrowings includes $381 thousand in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $190 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Six Months Ended June 30,
	2010			2009			2008
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:

Securities:
Taxable	$393,813	$7,042	3.61%	$239,572	$5,066	4.26%	$177,298	$4,577	5.19%
Tax-exempt	129,597	4,456	6.93%	119,082	4,291	7.27%	108,196	3,890	7.23%

Total securities (2)	523,410	11,498	4.43%	358,654	9,357	5.26%	285,494	8,467	5.96%
Loans, net (3) (4)	2,671,272	81,907	6.18%	1,870,455	54,720	5.90%	1,781,636	60,520	6.83%
Loans held for sale	52,273	1,163	4.48%	45,146	1,011	4.52%	27,265	726	5.35%
Federal funds sold	17,719	15	0.18%	304	—	0.19%	1,592	29	3.66%
Money market investments	160	—	0.00%	98	—	0.00%	194	1	0.63%
Interest-bearing deposits in other banks	37,822	23	0.12%	89,294	114	0.26%	1,017	14	2.68%
Other interest-bearing deposits	1,465	—	0.00%	2,598	—	0.00%	2,598	40	3.12%

Total earning assets	3,304,121	94,606	5.75%	2,366,549	65,202	5.56%	2,099,796	69,797	6.68%

Allowance for loan losses	(32,876)			(27,202)			(20,180)
Total non-earning assets	372,044			250,661			249,033

Total assets	$3,643,289			$2,590,008			$2,328,649

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$332,449	383	0.23%	$200,712	$166	0.17%	$223,131	736	0.66%
Money market savings	683,493	3,200	0.94%	421,413	5,125	2.45%	187,817	2,075	2.22%
Regular savings	149,364	316	0.43%	97,953	198	0.41%	102,353	308	0.60%
Certificates of deposit: (5)
$100,000 and over	624,153	5,886	1.90%	472,448	8,014	3.42%	444,711	9,420	4.26%
Under $100,000	631,683	5,315	1.70%	503,204	8,389	3.36%	481,870	9,872	4.12%

Total interest-bearing deposits	2,421,142	15,100	1.26%	1,695,730	21,892	2.60%	1,439,882	22,411	3.13%
Other borrowings (6)	349,224	3,813	2.20%	317,488	5,031	3.20%	381,279	6,814	3.59%

Total interest-bearing liabilities	2,770,366	18,913	1.37%	2,013,218	26,923	2.70%	1,821,161	29,225	3.23%

Noninterest-bearing liabilities:
Demand deposits	443,452			279,642			272,070
Other liabilities	26,477			20,977			20,582

Total liabilities	3,240,295			2,313,837			2,113,813
Stockholders’ equity	402,994			276,171			214,836

Total liabilities and stockholders’ equity	$3,643,289			$2,590,008			$2,328,649

Net interest income		$75,693			$38,279			$40,572

Interest rate spread (7)			4.38%			2.86%			3.45%
Interest expense as a percent of average earning assets			1.15%			2.29%			2.80%
Net interest margin			4.60%			3.26%			3.89%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $232 thousand in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $278 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $3.5 million in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $3.7 million.
(5)	Interest expense on certificates of deposits includes $1.9 million in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $1.2 million.
(6)	Interest expense on borrowings includes $708 thousand in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $190 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.